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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[X]     Soliciting Material Pursuant to Section 240.14a-12

                          Konover PROPERTY TRUST, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)    Title of each class of securities to which transaction applies:

        2)    Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4)    Proposed maximum aggregate value of transaction:

        5)    Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsettingfee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1)    Amount Previously Paid:

        2)    Form, Schedule or Registration Statement No.:

        3)    Filing Party:

        4)    Date Filed:



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On June 24, 2002, Konover Property Trust, Inc. reported in a press release that it had entered into an Agreement and Plan of Merger on June 23, 2002 with PSCO Acquisition Corp., a Maryland corporation and an affiliate of Prometheus Southeast Retail Trust, a Maryland real estate investment trust and an owner of 66% of Konover's common stock, and Kimkon Inc., a Maryland corporation and an indirect wholly owned subsidiary of Kimco Realty Corporation, a Maryland corporation. A copy of this press release follows:

                                  Press Release

    FOR MORE INFORMATION, CONTACT:

    AT THE COMPANY                        FRB/WEBER SHANDWICK
    --------------                        -------------------
    Daniel J. Kelly                       Kerry Thalheim      Susan Garland
    Exec. VP & CFO                        (General Info)      (Analyst Info)
    (919) 372-3000                        (212) 445-8437      (212) 445-8458

       Konover Property Trust Announces Merger with Joint Venture owned by
         Prometheus Southeast Retail Trust and Kimco Realty Corporation

                              For Immediate Release

Raleigh, NC - June 24, 2002 - Konover Property Trust (NYSE: KPT), a fully integrated shopping center real estate investment trust, announced today the approval of a definitive merger agreement, subject to shareholder approval, with a joint venture between Prometheus Southeast Retail Trust ("Prometheus") and a subsidiary of Kimco Realty Corporation (NYSE: KIM, "Kimco") to take Konover private. Prometheus currently owns 66% of the Company's common stock. Under the terms of the merger agreement, the holders of Konover's common stock (excluding a majority of the shares held by Prometheus) would receive cash in the amount of $2.10 per share in exchange for their shares of common stock in the Company. In addition, the holders of the Company's Series A Convertible Preferred Stock would receive either a new preferred security representing a continuing interest in the Company or cash of $2.205 per share of common stock issuable upon conversion at the election of the holders of shares of Series A Preferred Stock.

The Company is preparing proxy materials for a special meeting of shareholders for a shareholder vote for this proposed merger. Prometheus has agreed to vote its shares in favor of the merger. Such vote is sufficient to effect the required shareholder consent. The Board of Directors intends to hold the special meeting as promptly as possibly, subject to clearance of proxy materials by the U.S. Securities and Exchange Commission. As a result of this pending transaction and the planned special meeting of shareholders, the Company has determined to postpone its Annual Meeting.

The Special Committee of the Board of Directors of Konover has been evaluating various strategic alternatives over the past year. The Special Committee has received numerous non-binding proposals during this process. After a thorough review of the alternatives and proposals, the Special Committee recommended this merger as being in the best interest of the Company, and the Company's Board of Directors unanimously approved

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it. The merger agreement permits the Company to terminate the agreement in certain circumstances in connection with the receipt of superior proposals, after payment of a $3 million termination fee and up to $1 million of expenses. In addition, Prometheus has agreed to vote its shares in favor of a superior proposal in certain limited circumstances. Credit Suisse First Boston Corporation acted as financial advisor to the Special Committee and has delivered its written fairness opinion to the Special Committee stating that the per share price in this offer is fair from a financial point of view.

Raleigh-based Konover Property Trust, Inc. is a self-administered real estate investment trust (REIT) engaged in the management, leasing, marketing, development and acquisition of community and neighborhood shopping centers. The Company currently owns directly or through joint ventures 37 shopping centers in seven states totaling approximately 4.8 million square feet.

The matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, including the risk that the conditions to the merger will not be satisfied and the merger will not be completed, and uncertainties or other factors beyond the Company's control.

For further information on Konover Property Trust, Inc., visit the Company's web site at http://www.konovertrust.com.

                   Additional Information and Where to Find It

Konover Property Trust, Inc. plans to mail a proxy statement to its stockholders containing information about the merger. Investors and securityholders of Konover are advised to read the proxy statement carefully when it becomes available because it will contain important information about Konover, PSCO Acquisition Corp., Prometheus Southeast Retail Trust, Kimco Realty Corporation, the merger, these parties' interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by Konover at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement will also be available from Konover by directing such requests to the attention of Laura Sante, Konover Property Trust, Inc., 3434 Kildaire Farm Road, Suite 200, Raleigh, North Carolina, 27606, telephone (919) 372-3000.

                       Information Concerning Participants

Konover, its directors, executive officers, and certain other members of management and employees may be soliciting proxies from Konover common stockholders in favor of the merger. As of the date of this communication, the officers and directors of Konover each beneficially owned less than 1% of the outstanding common stock of Konover, other than Mark S. Ticotin, one of our directors, who beneficially owns approximately 66.0% of Konover's common stock as a result of his serving as a Managing Principal of Lazard Freres Real Estate Investors L.L.C., which is the general partner of

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three limited partnerships that together own the corporation that is the sole member of Prometheus Southeast Retail LLC, which owns all of the common equity interests in Prometheus Southeast Retail Trust.

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